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                                                                     May 2, 2003





CONFIDENTIAL
----------------

Michael W. Nelson
Vice President and Chief Financial Officer
Click Commerce, Inc.
200 East Randolph Drive
Suite 4900
Chicago, Illinois 60601


Mark A. Harris
McDermott, Will & Emery
227 West Monroe Street
Chicago, Illinois 60606

Board of Directors
Click Commerce, Inc.
200 East Randolph Drive
Suite 4900
Chicago, Illinois 60601



Dear Sirs and Madam:

      This is to notify you that Insight Venture Management, LLC (together with its affiliates, "Insight") is withdrawing its offer of April 9, 2003 regarding a proposed merger transaction between Insight and Click Commerce, Inc. ("Click Commerce"). Please note that this letter shall also serve as written notification to you under that certain confidentiality letter, dated as of March 14, 2003 between Click Commerce and Insight (the "Confidentiality Letter"), that Insight has decided not to pursue a transaction as contemplated by the Confidentiality Letter. We thank you for your consideration.

                                                Sincerely,


                                                INSIGHT VENTURE MANAGEMENT, LLC





                                                 By: /s/ Deven Parekh
                                                     ---------------------------
                                                         Deven Parekh
                                                         Managing Director